UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2022

Biogen Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Binney Street, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

(617) 679-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0005 par value	BIIB	The Nasdaq Global Select Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2022, Biogen Inc. (“Biogen”) announced that the Board of Directors (the “Board”) has completed its search for a new Chief Executive Officer (“CEO”) and has appointed Christopher A. Viehbacher, age 62, to serve as President and CEO of Biogen, beginning November 14, 2022. As previously announced by Biogen, in connection with the appointment of Mr. Viehbacher, Michel Vounatsos will step down as Biogen’s CEO and will resign from the Board. Mr. Viehbacher will succeed Michel Vounatsos as director of Biogen effective November 14, 2022 until Biogen’s next annual meeting of stockholders. Mr. Vounatsos will remain an employee for a limited period of time to assist with the transition.

Mr. Viehbacher co-founded Gurnet Point Capital in 2015, where he spent over 7 years, most recently serving as Managing Partner. Prior to joining Gurnet Point Capital, Mr. Viehbacher served in a number of positions from 2008 through 2014 at Sanofi, including as Global CEO. Mr. Viehbacher has been a strong advocate for the healthcare industry, currently serving on the Board of Trustees for Northeastern University, as chairman of the board for each of Clario, PureTech Health plc, Vedanta Biosciences, Inc and BEFORE Brands, Inc. and as a board director for Crossover Health, Inc. Mr. Viehbacher has previously served on the boards of Boston Pharmaceuticals, Axcella Health, Macrolide/Zikani Therapeutics, Alladapt Immunotherapeutics, Auregen Biotherapeutics, Corium, Inc and Innocoll Biotherapeutics. Mr. Viehbacher plans to step down from most of these positions in the near term. Mr. Viehbacher holds a B. Comm from Queen’s University (Kingston, Ontario) and qualified as a Chartered Accountant.

Under the terms of the employment agreement between Mr. Viehbacher and Biogen, Mr. Viehbacher will receive an annualized base salary of $1,600,000 and will be eligible to participate in the Company’s management incentive plan and receive a bonus with an annual target of 150% of salary. He will receive initial equity grants consisting of (i) stock options with a grant date value of $11,200,000, eligible to vest in annual installments over three years, and (ii) performance stock units (“PSUs”) with a grant date target value of $16,800,000, eligible to vest following a three-year cliff performance period. The PSUs will be eligible to be earned (i) $8,400,000 (i.e., 50%) based on achievement of absolute stock price compound annual growth rate goals (“Absolute CAGR PSUs”) and (ii) $8,400,000 (i.e., 50%) based on achievement of relative total shareholder return goals (“Relative TSR PSUs”), with each of the Absolute CAGR PSUs and Relative PSUs independently eligible to be earned at between 0% and 200% of target. Mr. Viehbacher agreed to purchase at least $2,000,000 of Biogen stock. Following such purchase, he will receive a restricted stock unit (“RSU”) grant of $2,000,000 which will be eligible to vest three years from the grant date. Mr. Viehbacher will not be eligible to receive any further annual grants until 2024.

If Mr. Viehbacher is terminated without cause or resigns due to good reason, he will be eligible for severance benefits consisting of (i) a lump-sum cash payment equal to one and one-half (1.5) times salary plus target bonus, (ii) a pro-rated target bonus for the year of termination, (iii) 18 months of health benefits, (iv) 12 months of outplacement services and (v) pro rata vesting of the initial equity awards described above (with PSUs remaining subject to achievement of performance goals). If such qualifying termination occurs in connection with a change in control, (i) the cash severance will be increased to two (2) times salary plus target bonus and (ii) the initial equity awards will 100% vest (with PSUs remaining subject to achievement of performance goals).

The above summary is not complete and is qualified in its entirety by the employment agreement, a copy of which is being attached as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 10, 2022, Biogen issued a press release announcing the appointment of Mr. Viehbacher as President and CEO of Biogen effective as of November 14, 2022 and the departure of Mr. Vounatsos. A copy of the press release is being furnished as Exhibit 99.1 and incorporated herein by reference.

The press release being furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such document be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 listed on the Exhibit Index below is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Exhibit Description

10.1	Employment Agreement, dated November 10, 2022, by and between Biogen Inc. and Christopher A. Viehbacher

99.1	Biogen’s press release dated November 10, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOGEN INC.

By:	/s/ Wendell Taylor
Name: Wendell Taylor
Title: Assistant Secretary

Dated: November 10, 2022